Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Third Quarter 2013 Results
St. Louis, Missouri, October 18, 2013. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced earnings of $5.9 million for the three months ended September 30, 2013, as compared to $9.5 million for the three months ended June 30, 2013 and $8.5 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013, the Company recorded earnings of $22.0 million, as compared to $22.9 million for the nine months ended September 30, 2012. First Bank recorded earnings of $9.9 million and $33.5 million for the three and nine months ended September 30, 2013, respectively, as compared to $11.6 million and $34.3 million for the three and nine months ended September 30, 2012, respectively.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “Our third quarter performance reflects a significant reduction in the balance of our nonaccrual and potential problem loans in addition to stronger new loan volumes primarily driven by our commercial banking teams in the St. Louis metropolitan area and California.”
Net Interest Income:
Net interest income was $36.7 million for the third quarter of 2013, in comparison to $38.0 million for the second quarter of 2013 and $43.0 million for the third quarter of 2012.
The net interest margin was 2.50% for the third quarter of 2013, in comparison to 2.61% for the second quarter of 2013 and 2.79% for the third of 2012. The decline in net interest margin, as compared to the second quarter of 2013, primarily reflects an increase in the average balance of low-yielding cash and cash equivalents in anticipation of the expected sale of our Association Bank Services line of business in the fourth quarter of 2013, as further discussed below, and a decrease in the average yield on loans due to the low interest rate environment. This decrease was partially offset by a decline in the cost of interest-bearing deposits resulting from the continued change in the mix of our average deposits from time deposits to demand deposits and money market deposits and the continued re-pricing of certificates of deposit to current market interest rates upon maturity. The decline in net interest margin, as compared to the third quarter of 2012, primarily resulted from the change in the mix of our interest-earning assets, which have shifted from loans and investment securities to cash and cash equivalents, and a decrease in the average yield on loans due to the low interest rate environment during these periods. This decrease was partially offset by a decline in the cost of interest-bearing deposits resulting from the continued change in the mix of our average deposits from time deposits and money market deposits to demand deposits, and the continued re-pricing of certificates of deposit to current market interest rates upon maturity. Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Average yield on loans	4.10%	4.29%	4.62%
Average yield on investment securities	2.11	2.03	2.10
Average yield on interest-earning assets	2.91	3.03	3.28
Average cost of interest-bearing deposits	0.22	0.24	0.34
Average cost of interest-bearing liabilities	0.54	0.55	0.63
Provision for Loan Losses:
The provision for loan losses was zero for the three and nine months ended September 30, 2013, primarily due to the continued decline in nonaccrual and potential problem loans, in addition to lower net charge-offs. The provision for loan losses was also zero for the second quarter of 2013 and the third quarter of 2012. Net loan charge-offs were $1.4 million for the third quarter of 2013, in comparison to $2.5 million for the second quarter of 2013 and $6.0 million for the third quarter of 2012. Nonaccrual loans decreased $17.8 million, or 20.0%, during the third quarter of 2013 to $71.1 million at September 30, 2013, compared to $89.0 million at June 30, 2013, $109.9 million at December 31, 2012 and $131.6 million at September 30, 2012, representing a 45.9% decrease in nonaccrual loans year-over-year.
Noninterest Income:
Noninterest income was $15.6 million for the third quarter of 2013, in comparison to $19.4 million for the second quarter of 2013 and $16.8 million for the third quarter of 2012.
Net gains (losses) associated with changes in the fair value of mortgage and SBA servicing rights were $283,000, $470,000 and $(2.4) million for the third quarter of 2013, the second quarter of 2013 and the third quarter of 2012, respectively, primarily reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods.
The gain on sale of residential mortgage loans was $1.3 million, $1.6 million and $4.3 million for the third quarter of 2013, the second quarter of 2013 and the third quarter of 2012, respectively, primarily reflecting a decline in loan production volume in our mortgage banking division as new interest rate lock commitments decreased to $67.7 million for the third quarter of 2013, from $102.3 million for the second quarter of 2013 and $170.8 million for the third quarter of 2012.
Net gains on sales of other real estate and repossessed assets were $795,000 for the third quarter of 2013, in comparison to $3.7 million for the second quarter of 2013, including a gain of $2.7 million on the sale of a single property, and $1.1 million for the third quarter of 2012.
Noninterest Expense:
Noninterest expense was $46.5 million for the third quarter of 2013, in comparison to $48.2 million for the second quarter of 2013 and $51.2 million for the third quarter of 2012.
Write-downs and expenses on other real estate properties and repossessed assets were $2.0 million, $1.3 million and $2.9 million for the third quarter of 2013, the second quarter of 2013 and the third quarter of 2012, respectively, primarily reflecting write-downs on certain other real estate properties of $1.4 million, $551,000 and $1.7 million, respectively, resulting from a decline in the fair value of certain properties upon periodic re-valuation. The overall reduction in these expenses in the third quarter of 2013, as compared to the third quarter of 2012, is reflective of the continued reduction in the overall number and balance of other real estate properties and repossessed assets.
Noninterest expense during the second quarter of 2013 includes a loss of $2.3 million related to the closure of three retail branches in our Northern Florida Region in April 2013 that was primarily attributable to continuing obligations under facility leasing arrangements.
Provision for Income Taxes:
The Company recorded a benefit for income taxes of $65,000, $345,000 and $138,000 for the third quarter of 2013, the second quarter of 2013 and the third quarter of 2012, respectively, primarily reflecting various state income tax adjustments. The Company presently maintains a full valuation allowance against its net deferred tax assets.

Cash and Cash Equivalents:
Cash and cash equivalents were $714.2 million at September 30, 2013, compared to $515.5 million at June 30, 2013, $520.0 million at December 31, 2012 and $291.0 million at September 30, 2012. The increase in cash and cash equivalents during the third quarter of 2013 reflects various efforts to build liquidity in anticipation of the expected sale of our Association Bank Services line of business in the fourth quarter of 2013, which is expected to result in a cash outflow of approximately $480.0 million, as further discussed below.
Investment Securities:
Investment securities were $2.37 billion at September 30, 2013, compared to $2.50 billion at June 30, 2013, $2.68 billion at December 31, 2012 and $2.76 billion at September 30, 2012. The decrease in investment securities during the third quarter of 2013 reflects proceeds from sales and maturities of investment securities being reinvested into cash and cash equivalents. The Company continues to maintain a high level of investment securities in an effort to support future loan growth opportunities.
Loans:
Loans, net of deferred loan fees, were $2.81 billion at September 30, 2013, compared to $2.84 billion at June 30, 2013, $2.93 billion at December 31, 2012 and $3.08 billion at September 30, 2012. The Company continues to focus on loan growth initiatives to offset the impact of the decrease in nonaccrual, potential problem and certain other loan relationships the Company plans to exit. New loan production was $156.2 million for the third quarter of 2013 as compared to $157.5 million for the second quarter of 2013 and $61.1 million for the third quarter of 2012, reflecting the successful efforts of our commercial banking teams in expanding existing loan relationships and developing new loan relationships.
Deposits:
Deposits were $5.38 billion at September 30, 2013, in comparison to $5.37 billion at June 30, 2013, $5.65 billion at December 31, 2012 and $5.66 billion at September 30, 2012. Demand deposits increased $67.0 million, and certificates of deposit and money market and savings deposits declined $15.9 million and $39.5 million, respectively, during the third quarter of 2013. The sale of eight branches in the Company's Northern Florida Region in April 2013 resulted in a decrease in deposits of $120.3 million during the second quarter of 2013.
Stockholders' Equity:
Stockholders' equity, including noncontrolling interest in subsidiary, was $269.1 million at September 30, 2013, in comparison to $270.8 million at June 30, 2013, $300.0 million at December 31, 2012 and $299.0 million at September 30, 2012. The decrease of $1.7 million during the third quarter of 2013 primarily reflects dividends declared and unpaid of $5.0 million and a decrease in accumulated other comprehensive income of $2.5 million, partially offset by net income of $5.9 million for the third quarter of 2013. Accumulated other comprehensive income declined $38.2 million during the first three quarters of 2013 to $7.1 million at September 30, 2013, as compared to $45.3 million at December 31, 2012, primarily due to a decrease in unrealized gains on available-for-sale investment securities resulting from an increase in market interest rates during the first three quarters of 2013.
The United States Department of the Treasury ("U.S. Treasury") closed its auction of our Class C Fixed Rate Cumulative Perpetual Preferred Stock ("Class C Preferred Stock") and our Class D Fixed Rate Cumulative Perpetual Preferred Stock ("Class D Preferred Stock"), issued in conjunction with the U.S. Treasury's Troubled Asset Relief Program's Capital Purchase Program, to unaffiliated third party investors in a private transaction during the third quarter of 2013. The Company did not receive any proceeds from the sale, and the sale did not have any effect on the terms of the outstanding Class C Preferred Stock and Class D Preferred Stock, or the Company's regulatory capital, financial condition or results of operations.
Asset Quality:
The Company reduced its overall level of nonperforming assets by $21.1 million, or 12.7%, during the third quarter of 2013, and $96.0 million, or 39.7%, year-over-year. The Company reduced its ratio of nonaccrual loans to total loans to 2.53% at September 30, 2013, from 3.13% at June 30, 2013, 3.75% at December 31, 2012 and 4.27% at September 30, 2012. Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	September 30, 2013	June 30, 2013	September 30, 2012
	(dollars expressed in thousands)
Provision for loan losses	$—	—	—
Nonaccrual loans	71,133	88,958	131,595
Performing troubled debt restructurings	110,232	119,651	118,909
Other real estate and repossessed assets	74,831	78,152	110,353
Potential problem loans	104,884	117,716	183,703
Net loan charge-offs	1,356	2,537	6,025
Ratio of:
Nonaccrual loans to loans	2.53%	3.13%	4.27%
Nonperforming assets to total assets	2.34	2.69	3.71
Allowance for loan losses to loans	3.00	3.01	3.71
Allowance for loan losses to nonaccrual loans	118.48	96.26	86.78
Regulatory Capital:
First Bank's regulatory capital ratios increased during the third quarter of 2013, reflecting improvement in each of the regulatory capital ratios, including an increase in First Bank's Total Capital Ratio to 18.42% at September 30, 2013, from 17.95% at June 30, 2013, 17.18% at December 31, 2012 and 16.40% at September 30, 2012. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	September 30, 2013	June 30, 2013	September 30, 2012
First Bank:
Total Capital Ratio	18.42%	17.95%	16.40%
Tier 1 Ratio	17.15	16.69	15.13
Leverage Ratio	10.09	9.92	8.96
First Banks, Inc.:
Total Capital Ratio	3.20	3.10	2.57
Tier 1 Ratio	1.60	1.55	1.29
Leverage Ratio	0.94	0.92	0.76
Corporate Transactions:
On May 13, 2013, First Bank entered into a Purchase and Assumption Agreement that provides for the sale of certain assets and the transfer of certain liabilities of First Bank's Association Bank Services line of business, to Union Bank, N.A. ("Union Bank"), headquartered in San Francisco, California. First Bank's Association Bank Services line of business, headquartered in Vallejo, California, provides a full range of services to homeowners associations and community management companies. Under the terms of the agreement, Union Bank is expected to assume approximately $549.1 million of deposits, as well as certain other liabilities, and is also expected to purchase approximately $20.4 million of loans at par value. Regulatory approval of the transaction was received on July 15, 2013, and subject to satisfaction of other customary closing conditions, the transaction is expected to close during the fourth quarter of 2013.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income	$42,698	44,071	50,536	131,120	154,485
Interest expense	6,030	6,098	7,536	18,557	24,106
Net interest income	36,668	37,973	43,000	112,563	130,379
Provision for loan losses	—	—	—	—	2,000
Net interest income after provision for loan losses	36,668	37,973	43,000	112,563	128,379
Noninterest income	15,588	19,411	16,800	50,568	50,055
Noninterest expense	46,499	48,161	51,249	141,030	155,706
Income before (benefit) provision for income taxes	5,757	9,223	8,551	22,101	22,728
(Benefit) provision for income taxes	(65)	(345)	(138)	(45)	78
Net income	5,822	9,568	8,689	22,146	22,650
Less: net (loss) income attributable to noncontrolling interest in subsidiary	(38)	105	216	113	(229)
Net income attributable to First Banks, Inc.	$5,860	9,463	8,473	22,033	22,879
Preferred stock dividends declared and undeclared	5,013	4,947	4,753	14,841	14,070
Accretion of discount on preferred stock	919	908	893	2,725	2,660
Net (loss) income available to common stockholders	$(72)	3,608	2,827	4,467	6,149

Basic and diluted (loss) earnings per common share	$(3.04)	152.49	119.48	188.80	259.89

SELECTED FINANCIAL DATA

	September 30, 2013	December 31, 2012	September 30, 2012
Total assets	$6,237,328	6,509,126	6,513,127
Cash and cash equivalents	714,155	519,985	291,022
Investment securities	2,368,591	2,675,280	2,764,283
Loans, net of deferred loan fees	2,807,323	2,930,747	3,080,431
Allowance for loan losses	84,277	91,602	114,202
Deposits	5,384,521	5,648,499	5,658,302
Other borrowings	37,077	26,025	28,558
Subordinated debentures	354,191	354,133	354,114
Stockholders’ equity	269,098	299,959	299,035
Nonperforming assets	145,964	201,867	241,948

SELECTED FINANCIAL RATIOS

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net interest margin	2.50%	2.61%	2.79%	2.57%	2.83%
Yield on loans	4.10	4.29	4.62	4.24	4.72
Cost of interest-bearing deposits	0.22	0.24	0.34	0.24	0.39
Loan-to-deposit ratio	52.14	52.89	54.44	52.14	54.44

About First Banks, Inc.

The Company had assets of $6.24 billion at September 30, 2013 and currently operates 131 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2012, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's internet site (http://www.sec.gov), and such disclosures will also be presented in the Company's Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2013 upon filing with the SEC in November 2013.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company's plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company's loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company's results to differ materially from those described in the forward-looking statements may be found in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC and available at the SEC's internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.